UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 20, 2014

AFFYMETRIX, INC.
(Exact name of registrant as specified in its charter)

001-13111
(Commission File Number)

California	77-0319159
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

3420 Central Expressway, Santa Clara, California 95051
(Address of principal executive offices, with zip code)

(408) 731-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Leases in San Diego
     On June 20, 2014, Affymetrix, Inc. (the “Company”) entered into two leases with BMR-10255 Science Center LP and BMR-10240 Science Center Drive LP (the “Landlord”), for the Company’s current premises located at 10255 Science Center Drive, San Diego, California and for premises located at 10240 Science Center Drive, San Diego, California (the “Leases”). The Leases cover premises totaling approximately 82,759 rentable square feet. Subject to the completion of tenant improvements, both Leases are expected to commence in August 2015 and expire in March 2023.
The Lease for 10255 Science Center Drive, San Diego, California will extend the Company’s current occupation of those premises until March 2023. The Company expects to relocate some its employees from their current location to 10240 Science Center Drive, San Diego in August 2015, therefore bringing all employees of its eBioscience business unit in San Diego within closer proximity.
The Landlord granted the Company (1) an option to renew each Lease for two (2) additional terms of five (5) years each; (2) tenant improvements for the two locations totaling approximately $3.7 million; and (3) a rent-free period for six months.
The foregoing description of the terms of the Leases does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease Amendment, copies of which are attached hereto as Exhibits 10.54 and 10.55.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits.

Exhibit Number	Description

10.54	Lease between BMR-10255 Science Center LP and the Company dated June 20, 2014 (10255 Science Center Drive, San Diego, California).
10.55	Lease between BMR-10240 Science Center LP and the Company dated June 20, 2014 (10240 Science Center Drive, San Diego, California).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFYMETRIX, INC.

Date: June 25, 2014	By:	/s/ Siang Chin
Siang H. Chin
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.54	Lease between BMR-10255 Science Center LP and the Company dated June 20, 2014 (10255 Science Center Drive, San Diego, California).
10.55	Lease between BMR-10240 Science Center LP and the Company dated June 20, 2014 (10240 Science Center Drive, San Diego, California).

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